Exhibit 99.1

LULULEMON ATHLETICA INC. ANNOUNCES FOURTH QUARTER
AND FULL YEAR FISCAL 2023 RESULTS
Fourth quarter revenue increased 16% to $3.2 billion. Diluted EPS of $5.29
Full year revenue increased 19% to $9.6 billion. Diluted EPS of $12.20, adjusted EPS of $12.77

Vancouver, British Columbia - March 21, 2024 - lululemon athletica inc. (NASDAQ:LULU) today announced financial results for the fourth quarter and fiscal year ended January 28, 2024.
Calvin McDonald, Chief Executive Officer, stated: "We are pleased with the strong finish to our 2023 fiscal year and continue to be ahead of our Power of Three ×2 strategy. During the fourth quarter, we saw continued momentum across our channels, geographies, and merchandise categories, driven by our teams around the world. As we step into 2024, we are focused on the significant opportunities ahead for lululemon as we navigate the dynamic retail environment and deliver for guests through innovative new products and brand activations."
The adjusted non-GAAP financial measures below exclude certain inventory provisions, goodwill and other asset impairments, and restructuring costs recognized in relation to lululemon Studio, the gain on the sale of an administrative office building, and the related tax effects of these items.
For the fourth quarter of 2023, compared to the fourth quarter of 2022:
•Net revenue increased 16% to $3.2 billion.
–Americas net revenue increased 9%.
–International net revenue increased 54%, or 56% on a constant dollar basis.
•Comparable sales increased 12%.
–Americas comparable sales increased 7%.
–International comparable sales increased 43%, or 44% on a constant dollar basis.
•Gross profit increased 25% to $1.9 billion. Adjusted gross profit increased 20% to $1.9 billion.
•Gross margin increased 430 basis points to 59.4%. Adjusted gross margin increased 200 basis points to 59.4%.
•Income from operations increased 191% to $913.9 million. Adjusted income from operations increased 16%.
•Operating margin increased to 28.5% from 11.3% in the fourth quarter of 2022. Adjusted operating margin increased 20 basis points to 28.5%.
•The effective income tax rate for the fourth quarter of 2023 was 28.1% compared to 62.3% for the fourth quarter of 2022. The adjusted effective tax rate was 28.7% for the fourth quarter of 2022.
•Diluted earnings per share were $5.29 compared to $0.94 in the fourth quarter of 2022. Adjusted diluted earnings per share were $4.40 for the fourth quarter of 2022.
•The Company repurchased 0.1 million of its shares for a cost of $54.0 million.
•The Company opened 25 net new company-operated stores during the quarter, ending with 711 stores.
For 2023 compared to 2022:
•Net revenue increased 19% to $9.6 billion, or increased 20% on a constant dollar basis.
–Americas net revenue increased 12%.
–International net revenue increased 54%, or 58% on a constant dollar basis.
•Comparable sales increased 13%, or 14% on a constant dollar basis.
–Americas comparable sales increased 8%, or 9% on a constant dollar basis.

–International comparable sales increased 35%, or 39% on a constant dollar basis.
•Gross margin increased 290 basis points to 58.3%. Adjusted gross margin increased 240 basis points to 58.6%.
•Operating margin increased 580 basis points to 22.2%. Adjusted operating margin increased 110 basis points to 23.2%.
•The effective income tax rate was 28.8% for 2023 compared to 35.9% for 2022. The adjusted effective tax rate was 28.7% for 2023 compared to 28.1% for 2022.
•Diluted earnings per share were $12.20 compared to $6.68 in 2022. Adjusted diluted earnings per share were $12.77 in 2023 compared to $10.07 in 2022.
•The Company repurchased 1.5 million shares for a cost of $554.6 million.
•The Company opened 56 net new company-operated stores during the year, ending with 711 stores.
Meghan Frank, Chief Financial Officer, stated: "Our solid fourth quarter and full year 2023 results demonstrate the strength and resilience of our omni operating model and our differentiated position in the marketplace. Looking ahead, we will stay focused on driving the business forward for the near-and long-term, while operating with agility and discipline. We are still early in our growth journey, and excited for what the future holds."
Balance Sheet Highlights
The Company ended 2023 with $2.2 billion in cash and cash equivalents compared to $1.2 billion at the end of 2022. It had $393.7 million of capacity under its committed revolving credit facility at the end of 2023.
Inventories at the end of 2023 decreased by 9% to $1.3 billion compared to $1.4 billion at the end of 2022.
Fiscal 2024 Outlook
For the first quarter of 2024, the Company expects net revenue to be in the range of $2.175 billion to $2.200 billion, representing growth of 9% to 10%. Diluted earnings per share are expected to be in the range of $2.35 to $2.40 for the quarter. This assumes a tax rate of 29.0% to 29.5%.
For 2024, the Company expects net revenue to be in the range of $10.700 billion to $10.800 billion, representing growth of 11% to 12%, or 10% to 11% excluding the 53rd week of 2024. Diluted earnings per share are expected to be in the range of $14.00 to $14.20 for the year. This assumes a tax rate of approximately 30%.
The guidance does not reflect potential future repurchases of the Company's shares.
The guidance and outlook forward-looking statements made in this press release are based on management's expectations as of the date of this press release and do not incorporate future unknown impacts, including macroeconomic trends. The Company undertakes no duty to update or to continue to provide information with respect to any forward-looking statements or risk factors, whether as a result of new information or future events or circumstances or otherwise. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of risks and uncertainties, including those stated below.
Power of Three ×2
The Company's Power of Three ×2 growth plan calls for a doubling of the business from 2021 net revenue of $6.25 billion to $12.5 billion by 2026. The key pillars of the plan are product innovation, guest experience, and market expansion and the growth strategy includes a plan to double men's, double e-commerce, and quadruple international net revenue relative to 2021.
Conference Call Information
A conference call to discuss 2023 results is scheduled for today, March 21, 2024, at 4:30 p.m. Eastern time. Those interested in participating in the call are invited to dial 1-800-319-4610 or 1-604-638-5340, if calling internationally, approximately 10 minutes prior to the start of the call. A live webcast of the conference call will be available online at: https://

corporate.lululemon.com/investors/news-and-events/events-and-presentations. A replay will be made available online approximately two hours following the live call for a period of 30 days.
About lululemon athletica inc.
lululemon athletica inc. (NASDAQ:LULU) is a technical athletic apparel, footwear, and accessories company for yoga, running, training, and most other activities, creating transformational products and experiences that build meaningful connections, unlocking greater possibility and wellbeing for all. Setting the bar in innovation of fabrics and functional designs, lululemon works with yogis and athletes in local communities around the world for continuous research and product feedback. For more information, visit lululemon.com.
Non-GAAP Financial Measures
Constant dollar changes and adjusted financial results are non-GAAP financial measures.
A constant dollar basis assumes the average foreign currency exchange rates for the period remained constant with the average foreign currency exchange rates for the same period of the prior year. The Company provides constant dollar changes in its results to help investors understand the underlying growth rate of net revenue excluding the impact of changes in foreign currency exchange rates.
Adjusted gross profit, gross margin, income from operations, operating margin, income tax expense, effective tax rates, net income, and diluted earnings per share exclude certain inventory provisions, goodwill and other asset impairments, and restructuring costs recognized in relation to lululemon Studio, the gain on disposal of assets for the sale of an administrative office building, and the related income tax effects of these items.
The Company believes these adjusted financial measures are useful to investors as they provide supplemental information that enable evaluation of the underlying trend in its operating performance, and enable a comparison to its historical financial information. Further, due to the finite and discrete nature of these items, it does not consider them to be normal operating expenses that are necessary to run the business, or impairments or disposal gains that are expected to arise in the normal course of its operations. Management uses these adjusted financial measures and constant currency metrics internally when reviewing and assessing financial performance.
The Company's fiscal year ends on the Sunday closest to January 31st of the following year, typically resulting in a 52-week year, but occasionally giving rise to an additional week, resulting in a 53-week year. Fiscal 2023 and 2022 were each 52-week years while 2024 will be a 53-week year. The expected net revenue increase excluding the 53rd week excludes the expected net revenue for the 53rd week of 2024. This enables an evaluation of the expected year-over-year increase in net revenue based on 52 weeks in each year.
The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or with greater prominence to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the section captioned "Reconciliation of Non-GAAP Financial Measures" included in the accompanying financial tables, which includes more detail on the GAAP financial measure that is most directly comparable to each non-GAAP financial measure, and the related reconciliations between these financial measures. The Company's non-GAAP financial measures may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures reported by other companies.
Forward-Looking Statements:
This press release includes estimates, projections, statements relating to the Company's business plans, objectives, and expected operating results that are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. In many cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expects," "plans," "anticipates," "outlook," "believes," "intends," "estimates," "predicts," "potential" or the negative of these terms or other comparable terminology. These forward-looking statements also include the Company's guidance and outlook statements. These statements are based on management's current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation: the Company's ability to maintain the value and reputation of its brand; changes in consumer shopping preferences and shifts in distribution channels; the acceptability of its products to guests; its highly competitive market and increasing competition; increasing costs and decreasing selling prices; its ability to anticipate consumer preferences and successfully develop and introduce new, innovative and updated products; its ability to accurately forecast guest demand for its products; its ability to expand in light of its limited operating experience and limited brand recognition in new international markets and new product categories; its ability to manage its growth and the increased complexity of its business effectively; its ability to successfully open new store locations in a timely manner; seasonality; disruptions of its supply chain; its reliance on a relatively small number of vendors to supply and manufacture a significant portion of its products; suppliers or manufacturers not complying with its Vendor Code of Ethics or applicable laws; its ability to deliver its products to the market and to meet guest expectations if it has problems with its distribution system; increasing labor costs and other factors associated with the production of its products in South Asia and South East Asia; its ability to safeguard against security breaches with respect to its technology systems; its compliance with privacy and data protection laws; any material disruption of its information systems; its ability to have technology-based systems function effectively and grow its e-commerce business globally; climate change, and related legislative and regulatory responses; increased scrutiny regarding its environmental, social, and governance, or sustainability responsibilities; an economic recession, depression, or downturn or economic uncertainty in its key markets; global or regional health events such as the COVID-19 pandemic and related government, private sector, and individual consumer responsive actions; global economic and political conditions; its ability to source and sell its merchandise profitably or at all if new trade restrictions are imposed or existing trade restrictions become more burdensome; changes in tax laws or unanticipated tax liabilities; its ability to comply with trade and other regulations; fluctuations in foreign currency exchange rates; imitation by its competitors; its ability to protect its intellectual property rights; conflicting trademarks and patents and the prevention of sale of certain products; its exposure to various types of litigation; and other risks and uncertainties set out in filings made from time to time with the United States Securities and Exchange Commission and available at www.sec.gov, including, without limitation, its most recent reports on Form 10-K and Form 10-Q. You are urged to consider these factors carefully in evaluating the forward-looking statements contained herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by these cautionary statements. The forward-looking statements made herein speak only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances, except as may be required by law.
Contacts:
Investor Contact:
lululemon athletica inc.
Howard Tubin
1-604-732-6124
or
ICR, Inc.
Joseph Teklits/Caitlin Churchill
1-203-682-8200

Media Contact:
lululemon athletica inc.
Erin Hankinson
1-604-732-6124
or
lululemon athletica inc.
Madi Wallace
1-604-732-6124

lululemon athletica inc.
The fiscal year ended January 28, 2024 is referred to as "2023" and the fiscal year ended January 29, 2023 is referred to as "2022". The Company's next fiscal year ends on February 2, 2025 and is referred to as "2024."
Condensed Consolidated Statements of Operations
Unaudited; Expressed in thousands, except per share amounts

	Fourth Quarter		Fiscal Year
	2023	2022	2023	2022
Net revenue	$3,205,103	$2,771,838	$9,619,278	$8,110,518
Costs of goods sold	1,301,678	1,244,219	4,009,873	3,618,178
Gross profit	1,903,425	1,527,619	5,609,405	4,492,340
As a percentage of net revenue	59.4%	55.1%	58.3%	55.4%
Selling, general and administrative expenses	989,535	803,107	3,397,218	2,757,447
As a percentage of net revenue	30.9%	29.0%	35.3%	34.0%
Impairment of goodwill and other assets, restructuring costs	—	407,913	74,501	407,913
Amortization of intangible assets	—	2,173	5,010	8,752
Gain on disposal of assets	—	—	—	(10,180)
Income from operations	913,890	314,426	2,132,676	1,328,408
As a percentage of net revenue	28.5%	11.3%	22.2%	16.4%
Other income (expense), net	17,830	3,709	43,059	4,163
Income before income tax expense	931,720	318,135	2,175,735	1,332,571
Income tax expense	262,252	198,324	625,545	477,771
Net income	$669,468	$119,811	$1,550,190	$854,800

Basic earnings per share	$5.30	$0.94	$12.23	$6.70
Diluted earnings per share	$5.29	$0.94	$12.20	$6.68
Basic weighted-average shares outstanding	126,228	127,456	126,726	127,666
Diluted weighted-average shares outstanding	126,584	127,802	127,060	128,017

lululemon athletica inc.
Condensed Consolidated Balance Sheets
Unaudited; Expressed in thousands

	January 28, 2024	January 29, 2023
ASSETS
Current assets
Cash and cash equivalents	$2,243,971	$1,154,867
Inventories	1,323,602	1,447,367
Prepaid and receivable income taxes	183,733	185,641
Other current assets	309,271	371,578
Total current assets	4,060,577	3,159,453
Property and equipment, net	1,545,811	1,269,614
Right-of-use lease assets	1,265,610	969,419
Goodwill and intangible assets, net	24,083	46,105
Deferred income taxes and other non-current assets	195,860	162,447
Total assets	$7,091,941	$5,607,038
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$348,441	$172,732
Accrued liabilities and other	348,555	399,223
Accrued compensation and related expenses	326,110	248,167
Current lease liabilities	249,270	207,972
Current income taxes payable	12,098	174,221
Unredeemed gift card liability	306,479	251,478
Other current liabilities	40,308	38,405
Total current liabilities	1,631,261	1,492,198
Non-current lease liabilities	1,154,012	862,362
Non-current income taxes payable	15,864	28,555
Deferred income tax liability	29,522	55,084
Other non-current liabilities	29,201	20,040
Stockholders' equity	4,232,081	3,148,799
Total liabilities and stockholders' equity	$7,091,941	$5,607,038

lululemon athletica inc.
Condensed Consolidated Statements of Cash Flows
Unaudited; Expressed in thousands

	Fiscal Year
	2023	2022
Cash flows from operating activities
Net income	$1,550,190	$854,800
Adjustments to reconcile net income to net cash provided by operating activities	745,974	111,663
Net cash provided by operating activities	2,296,164	966,463
Net cash used in investing activities	(654,132)	(569,937)
Net cash used in financing activities	(548,828)	(467,487)
Effect of foreign currency exchange rate changes on cash and cash equivalents	(4,100)	(34,043)
Increase (decrease) in cash and cash equivalents	1,089,104	(105,004)
Cash and cash equivalents, beginning of year	$1,154,867	$1,259,871
Cash and cash equivalents, end of year	$2,243,971	$1,154,867

lululemon athletica inc.
Reconciliation of Non-GAAP Financial Measures
Unaudited; Expressed in thousands, except per share amounts

Constant dollar changes
The below changes in net revenue and comparable sales show the change compared to the corresponding period in the prior year.

	Fourth Quarter 2023			Fiscal 2023
NET REVENUE	Increase	Foreign exchange	Increase in constant dollars	Increase	Foreign exchange	Increase in constant dollars
Americas	9%	—%	9%	12%	—%	12%

China Mainland	78	4	82	67	8	75
Rest of World	36	—	36	43	1	44
Total international	54	2	56	54	4	58

Total net revenue	16%	—%	16%	19%	1%	20%

	Fourth Quarter 2023			Fiscal 2023
COMPARABLE SALES(1), (2)	Increase	Foreign exchange	Increase in constant dollars	Increase	Foreign exchange	Increase in constant dollars
Americas	7%	—%	7%	8%	1%	9%

China Mainland	56	4	60	39	7	46
Rest of World	32	(1)	31	32	1	33
Total international	43	1	44	35	4	39

Total comparable sales	12%	—%	12%	13%	1%	14%

Comparable store sales(2)	5%	1%	6%	8%	1%	9%
E-commerce net revenue	17%	—%	17%	17%	—%	17%
__________
(1)Comparable sales includes comparable company-operated store and e-commerce net revenue.
(2)Comparable store sales reflects net revenue from company-operated stores that have been open for at least 12 full fiscal months, or open for at least 12 full fiscal months after being significantly expanded. Comparable store sales exclude sales from stores which have been temporarily relocated for renovations or have been temporarily closed.

Adjusted financial measures
The following tables reconcile the most directly comparable measures calculated in accordance with GAAP with the adjusted financial measures. The 2023 and 2022 adjustments relate to certain inventory provisions, goodwill and other asset impairments, and restructuring costs recognized in relation to lululemon Studio, and their related tax effects. The 2022 adjustments also relate to the gain on sale of an administrative office building, and their related tax effects. Please refer to Note 5. Property and Equipment and Note 8. Impairment of Goodwill and Other Assets, Restructuring Costs included in Item 8 of Part II of the Company's Report on Form 10-K to be filed with the SEC on or about March 21, 2024 for further information on the nature of these amounts.

	Fiscal 2023
	Gross Profit	Gross Margin	Income from Operations	Operating Margin	Income Tax Expense	Effective Tax Rate	Net Income	Diluted Earnings Per Share
GAAP results	$5,609,405	58.3%	$2,132,676	22.2%	$625,545	28.8%	$1,550,190	$12.20
lululemon Studio charges:
lululemon Studio obsolescence provision	23,709	0.3	23,709	0.2			23,709	0.19
Impairment of assets			44,186	0.5			44,186	0.35
Restructuring costs			30,315	0.3			30,315	0.24
Tax effect of the above					26,085	(0.1)	(26,085)	(0.21)
	23,709	0.3	98,210	1.0	26,085	(0.1)	72,125	0.57
Adjusted results (non-GAAP)	$5,633,114	58.6%	$2,230,886	23.2%	$651,630	28.7%	$1,622,315	$12.77

	Fourth Quarter 2022
	Gross Profit	Gross Margin	Income from Operations	Operating Margin	Income Tax Expense	Effective Tax Rate	Net Income	Diluted Earnings Per Share
GAAP results	$1,527,619	55.1%	$314,426	11.3%	$198,324	62.3%	$119,811	$0.94
lululemon Studio charges:
lululemon Studio obsolescence provision	62,928	2.3	62,928	2.3			62,928	0.49
Impairment of goodwill and other assets			407,913	14.7			407,913	3.19
Tax effect of the above					28,171	(33.6)	(28,171)	(0.22)
	62,928	2.3	470,841	17.0	28,171	(33.6)	442,670	3.46
Adjusted results (non-GAAP)	$1,590,547	57.4%	$785,267	28.3%	$226,495	28.7%	$562,481	$4.40

	Fiscal 2022
	Gross Profit	Gross Margin	Income from Operations	Operating Margin	Income Tax Expense	Effective Tax Rate	Net Income	Diluted Earnings Per Share
GAAP results	$4,492,340	55.4%	$1,328,408	16.4%	$477,771	35.9%	$854,800	$6.68
lululemon Studio charges:
lululemon Studio obsolescence provision	62,928	0.8	62,928	0.8			62,928	0.49
Impairment of goodwill and other assets			407,913	5.0			407,913	3.19
Tax effect of the above					28,171	(7.8)	(28,171)	(0.22)
	62,928	0.8	470,841	5.8	28,171	(7.8)	442,670	3.46
Gain on disposal of assets			(10,180)	(0.1)			(10,180)	(0.08)
Tax effect of the above					(1,661)	—	1,661	0.01
Adjusted results (non-GAAP)	$4,555,268	56.2%	$1,789,069	22.1%	$504,281	28.1%	$1,288,951	$10.07

Expected net revenue increase excluding the 53rd week
The Company's fiscal year ends on the Sunday closest to January 31st of the following year, typically resulting in a 52-week year, but occasionally giving rise to an additional week, resulting in a 53-week year. Fiscal 2023 was a 52-week year while 2024 will be a 53-week year.

Fiscal 2024
Expected net revenue increase	11% to 12%
Impact of 53rd week	(1)%
Expected net revenue increase excluding the 53rd week (non-GAAP)	10% to 11%

lululemon athletica inc.
Company-operated Store Count and Square Footage(1)
Square Footage Expressed in Thousands

	Number of Stores Open at the Beginning of the Quarter	Number of Stores Opened During the Quarter	Number of Stores Closed During the Quarter	Number of Stores Open at the End of the Quarter
1st Quarter 2023	655	10	3	662
2nd Quarter 2023	662	12	2	672
3rd Quarter 2023	672	15	1	686
4th Quarter 2023	686	26	1	711

	Total Gross Square Feet at the Beginning of the Quarter	Gross Square Feet Added During the Quarter(2)	Gross Square Feet Lost During the Quarter(2)	Total Gross Square Feet at the End of the Quarter
1st Quarter 2023	2,575	64	7	2,632
2nd Quarter 2023	2,632	64	5	2,691
3rd Quarter 2023	2,691	109	3	2,797
4th Quarter 2023	2,797	173	3	2,967
__________
(1)Company-operated store count and square footage summary excludes retail locations operated by third parties under license and supply arrangements.
(2)Gross square feet added/lost during the quarter includes net square foot additions for company-operated stores which have been renovated or relocated in the quarter.